UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934

Date of report:  April 21, 2010

Date of earliest event reported:  April 15, 2010

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CAMAC ENERGY INC.
(Exact name of registrant as specified in its charter)

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Delaware
(State or other jurisdiction of incorporation)

001-34525	30-0349798
(Commission File Number)	(IRS Employer Identification Number)

250 East Hartsdale Ave., Hartsdale, New York 10530
(Address of principal executive offices)

(914) 472-6070
(Registrant’s telephone number, including area code)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of     Certain Officers; Compensatory Arrangements of Certain Officers.

On April 15, 2010, Mr. Stephen F. Groth, the Chief Financial Officer and Vice President of CAMAC Energy Inc., formerly Pacific Asia Petroleum, Inc. (the “Company”), advised the Company’s Board of Directors that he desires to retire and, accordingly, he announced his resignation from all his positions with the Company effective May 17, 2010 (the "Effective Date").  Mr. Groth’s retirement was not because of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

The Board of Directors of the Company accepted Mr. Groth's retirement and resignation and appointed Mr. Abiola Lawal to serve as the Company's Interim Chief Financial Officer as of the Effective Date.

Prior to joining the Company, Mr. Lawal, 45, served from August 2008 to April 2010 as the Executive Vice President and Chief Strategy Officer of CAMAC International Corporation (“CAMAC”), a privately-held $2 billion revenue international oil and gas company, and Allied Energy Plc, a wholly-owned subsidiary of CAMAC, both headquartered in Houston, Texas.  Prior to CAMAC, Mr. Lawal served from July 2008 to August 2008 as Co-founder, Chief Executive Officer and Vice Chairman of Innovatum Technologies, a privately-held technology outsourcing and training company headquartered in Lagos, Nigeria.

Prior to Innovatum Technologies, from September 2005 to June 2008 Mr. Lawal was Group Chief Strategy Officer of Oando Plc, a $2.5 billion revenue Nigerian and Johannesburg Stock Exchange-listed oil and gas company headquartered in Lagos, Nigeria.  He also served during this period as Executive Director of Oando Plc’s Gas & Power Division.  During Mr. Lawal’s tenure at Oando Plc, he also served as Director of several of its subsidiaries, including Gaslink Ltd, Oando Ghana, and Akute Power Ltd., and also represented Oando Plc management on the Oando Plc Board of Directors’ Finance & Strategy Committee.  While at Oando Plc, Mr. Lawal also served as the Chairman of its Management Tender Committee which was responsible for reviewing high procurement value items, as well as Chairman of the Oando Plc Investment Review Committee. Prior to joining Oando Plc, Mr. Lawal served in a number of strategic planning, technology implementation and consultative roles for several Fortune 500 clients:  from February 2003 to September 2005, Mr. Lawal worked as a Senior Manager in the Business Strategy & Transformation Group with SAP America Inc. at its Irvine, California location; from May 2002 to February 2003, he served as the Chief Executive Officer of eWorldtrack Mobile Technologies, Inc., a development-stage GPS technology tracking and communications company located in Anderson, South Carolina; and from July 1996 to January 1997, he worked as a Financial Analyst on the Balanced Scorecard Project in the Financial Planning Department for Walt Disney Company out of its offices in Anaheim, California.  Mr. Lawal also worked as a Manager for Ernst & Young LLP and later Cap Gemini out of its offices located in Irvine, California from August 1997 to May 2002.

Mr. Lawal holds an MBA from the Paul Merage School of Business at the University of California, Irvine, and a Bachelor of Science in Economics and minor in Finance from the University of Ilorin, Nigeria, and is a Member of the UK-based Institute of Directors (“IoD”).  Mr. Lawal has written a number of articles in the business press and he is a regular contributor to CNBC Africa and CNBC America on energy issues and opportunities.

Mr. Lawal has no family relationship with Dr. Kase Lawal, a member of the Company’s Board of Directors, or any other director or executive officer of the Company.  There are no arrangements or understandings between Mr. Lawal and any other persons pursuant to which they were selected as officers of the Company and there are no transactions between the Company and Mr. Lawal that would require disclosure under Item 404(a) of Regulation S-K.

The Company intends to enter into a written agreement with Mr. Lawal in connection with his appointment as Interim Chief Financial Officer which shall be publicly disclosed to the extent required at such time.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  April 21, 2010

CAMAC Energy Inc.

By:	/s/ Frank C. Ingriselli
Frank C. Ingriselli
Chief Executive Officer